CERTIFICATE OF AUTHORIZED OFFICER

                        DATED AS OF SEPTEMBER 12, 2007

I, Thomas D. Johnson, Jr., certify that I am the Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., a Delaware corporation (the "Borrower"), and, as such, I am authorized to execute this Certificate of Authorized Officer on behalf of the Borrower, and do hereby further certify that:

1.  I am delivering this Certificate of Authorized Officer pursuant to
Section 5.1(e) of that certain Second Lien Credit and Guaranty Agreement dated as of March 8, 2007 (the "Credit Agreement"), among Movie Gallery, Inc., certain of its subsidiaries, the lenders from time to time party thereto and Wells Fargo Bank, National Association (as successor to CapitalSource Finance, LLC), as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. The Borrower anticipates that, on or about September 15, 2007, an Event of Default under Section 8.1(a) of the Credit Agreement will occur as a result of the Borrower's deferral of its payment of interest on the Loan beyond the period of time permitted for such payment (the "Payment Deferral").

3. The Borrower also anticipates that, on or about September 15, 2007, an Event of Default under Section 8.1(b)(ii) of the Credit Agreement will occur as a result of the occurrence of an event of default under
Section 6.1(a)(4)(i) of the Senior Notes Indenture arising as a result of the Payment Deferral.

4. The Borrower has obtained from the lenders under the First Lien Credit Agreement a forbearance agreement pursuant to which such lenders have agreed to forbear through September 30, 2007 from exercising their default-related rights and remedies (including, in the Borrower's reasonable opinion, the Payment Deferral). The Borrower has obtained from the holders of majority in principal amount of the Senior Notes a forbearance agreement which, in accordance with its terms, requires that the majority holder of Senior Notes forbear through September 30, 2007 from exercising its default-related rights and remedies in respect of defaults (including, in the Borrower's reasonable opinion, as a result of the Payment Deferral) at any time occurring and continuing under the Senior Notes. The Borrower also has delivered to the Administrative Agent under the Second Lien Credit Agreement the Certificate attached hereto as Exhibit A.


MOVIE GALLERY, INC.


By:    /S/ Thomas D. Johnson, Jr.
       -------------------------
Name:  Thomas D. Johnson, Jr.
Title: Chief Financial Officer




                                  EXHIBIT A
                            BORROWER CERTIFICATION
                                (see attached)